THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

OF

NUMBEER, Inc.

AND
GOOD EARTH ENERGY CONSERVATION, INC.

$___,000.00	__________, 20__

For Value Received , NUMBEER, INC. and Good Earth Energy Conservation, Inc., a Nevada & Delaware corporation, respectively, (the “Company”), with principal offices located at 7660 Pebble Drive, Fort Worth, Texas 76118, hereby promises to pay to the order of Zeus Corp (the “Holder”), upon the earlier to occur of (i) the Maturity Date or (ii) when declared due and payable by the Holder after the occurrence and during the continuance of an Event of Default (as defined below), the principal amount of _____________ Dollars and __ Cents ($________), plus interest from and including the date hereof on the principal balance at a rate per annum equal to eight percent (8.0%) payable at the Maturity Date. All payments by the Company under this Note shall be made in immediately available funds.

Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the then outstanding indebtedness evidenced hereby and not to the payment of interest. If such excessive interest exceeds the unpaid balance of the outstanding indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Company and the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. The following definitions shall apply for all purposes of this Note:

1.1 “Business Day” means any day other than a Saturday or Sunday or a day on which banks in Fort Worth, Texas are authorized or required by law to be closed.

1.2 “Common Stock” means the $0.001 par value common stock of the Company.

1.3 “Company” means the “Company” as defined above and includes any corporation or Person which shall succeed to or assume the obligations of the Company under this Note.

1.4 “Conversion Stock” means the shares of capital stock of the Company issuable upon conversion of this Note in accordance with Section 3 hereof.

1.5 “Convertible Securities” means any evidence of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

1.6 “Event of Default” shall have the meaning as set forth in Section 5.1 hereof.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “Holder” means the “Holder” as defined above or any Person who shall become the registered holder of this Note on the books of the Company.

1.9 “Options” means options, rights or warrants to subscribe for, purchase, or otherwise acquire Common Stock or any other capital stock of the Company, or Convertible Securities.

1.10 “Outstanding Balance” means the unpaid principal amount due under this Note together with any then unpaid accrued interest.

1.11 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other business entity.

1.12 “Purchase Price” means the per share price of $0.60, post-split price. or $1.51 pre-split price.

1.13 “Reverse Merger” means the merger of the Company with a so-called “public shell company” as a result of which the Company becomes subject to the public reporting requirements of the Exchange Act.

1.14 “Warrants” means the warrants to purchase Common Stock issued in conjunction with this Note on even date herewith pursuant to the terms of this Note and the Warrant Certificate.

2. Repayment. Subject to the other provisions of this Note, the Outstanding Balance shall be due and payable in cash on the first annual anniversary date of this Note.

3. Conversion.

3.1 Conversion at Holder’s Option. For so long as this Note is outstanding, the Holder shall have the option and right to convert all or a portion of the Outstanding Balance of this Note into the Company’s Common Stock at the Purchase Price (the “Conversion Right”).

3.2 Required Notice. The Holder may exercise its option to convert the Outstanding Balance of this Note into shares of the Company’s Common Stock by (a) surrendering this Note for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and (b) giving not less than five (5) Business Days’ written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 3.1, including the amount of the unpaid principal amount of this Note to be converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note.

3.3 Anti-Dilution Adjustments. The anti-dilution adjustments described in this Section 3.3 shall be made in the manner herein provided with respect to the “Conversion Right”.

(a) Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding securities issuable upon exercise of the Conversion Right, or in case of any consolidation or merger of the Company with or into another corporation or a partnership (other than a merger with another corporation or a partnership in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of such Conversion Right), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, then the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, issue new securities of the Company or of the successor or purchasing corporation, as the case may be (the "Substitute Securities"), to Holder on the terms set forth in this Section 3.3. Such Substitute Securities shall be convertible on terms as nearly equivalent as practical to the terms set forth herein for the exercise of the Conversion Right into the kind and amount of shares of stock, other securities, money and property that such Holder would have received at the time of such reclassification, change, consolidation, merger, sale or transfer, if such Holder had exercised the Conversion Right of such Holder immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such Substitute Securities shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3.3. The provisions of this Section 3.3 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

(b) Subdivision or Combination of Shares. If the Company at any time while any of this Note is outstanding, shall subdivide or combine its Common Stock, the Purchase Price shall be proportionately decreased, in case of subdivision of shares, as of the effective date of such subdivision, or if the Company shall take a record of holders of its Common Stock for the purpose of so subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

(c) Stock Dividends. If the Company, at any time while this Note is outstanding, shall pay a dividend or make any other distribution to holders of Common Stock payable in Common Stock, the Purchase Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by dividing the Purchase Price in effect immediately prior to such record or distribution date by a fraction of which (i) the numerator shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution and (ii) the denominator shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution.

(d) Company’s Report as to Adjustments. In each case of any adjustment in the Purchase Price, the Company, at its sole expense, shall promptly (i) compute such adjustment in accordance with the terms of this Agreement; (ii) prepare a report setting forth such adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment is based (including, without limitation, (a) the event or events giving rise to such adjustment; (b) the method by which any such adjustment was calculated; and (c) the Purchase Price in effect immediately prior to such event or events and as adjusted); (iii) mail a copy of each such report to the Holder; and (iv) keep copies of all such reports available at its principal place of business for inspection during normal business hours by the Holder or any prospective purchaser of this Note, and upon request by the Holder provide copies thereof to such Investor or any such prospective purchaser.

4. Surrender; Issuance of Conversion Stock; Termination of Rights. Concurrently with any conversion of this Note, the Holder shall surrender this Note to the Company for cancellation, or deliver an executed affidavit of loss, damage or mutilation and agreement to indemnify the Company therefrom, in form reasonably requested by the Company. Concurrently with the surrender of this Note (or affidavit), the Company at its expense, will cause to be issued in the name of and delivered to the Holder, the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the reasonable opinion of legal counsel of the Company, or by any written agreement between the Company and the Holder) and any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. Such stock shall be reserved first as satisfaction of the accrued interest under the Note. If upon any conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share, the Company will pay to the Holder the cash value thereof, calculated on the basis of the applicable Purchase Price. Notwithstanding the foregoing, all rights with respect to this Note shall terminate immediately after the conversion of this Note (and corresponding payment of interest in stock) in accordance with the terms hereof, whether or not this Note has been surrendered, and this Note shall represent only the right to receive one or more stock certificates from the Company representing the applicable number of shares of Conversion Stock. The Company shall have 15 days after surrender of a Note for conversion to issue certificates evidencing Conversion Stock.

5. Default.

5.1 Events of Default. Each of the following shall constitute an event of default (each an “Event of Default”):

(a) the Company fails to make any payment under this Note when the same becomes due and payable and such default shall continue for a period of twelve (12) days;

(b) the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of it or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

5.2 Remedies upon Event of Default. Upon the occurrence of an Event of Default, the entire Outstanding Balance shall, after five days written notice from Holder, automatically become immediately due and payable to the Holder without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and the Company shall promptly pay to Holder all such amounts. In addition, the Company hereby agrees to pay to Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect any amount due under this Note.

6. Affirmative Covenants. So long as any of the Notes remain outstanding, the Company shall:

6.1 Compliance with Laws. Comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property except for good faith contests for which adequate reserves are maintained.

6.2 Continuance of Business. Maintain its corporate existence and licenses necessary to conduct its business as presently conducted or proposed to be conducted, in good standing under, and in material compliance with, all applicable laws and continue to operate the business conducted by the Company and its subsidiaries in accordance with its operating plan, as approved by its Board of Directors from time to time.

6.3 Reservation of Shares. At all times have authorized and reserved, and will keep available solely for delivery upon the conversion of this Note, Common Stock and other securities and property as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights.

7. Warrants. In conjunction with Holder making this loan to the Company, the Company agrees to contemporaneously issue the Warrants to Holder for the purchase of 166,667 post-split shares of the Company’s Common Stock at the Purchase Price (the “Warrants”), at any time or from time to time prior to 5:00 P.M., Central Standard Time, December 17, 2018 (such date, the “Expiration Date”). If the anti-dilution provisions under Section 3.3 of this Note result in an adjustment in Holder’s Conversion Right, then a similar adjustment will be made to the number of shares of Common Stock or other property that Holder is entitled to, and the price payable for same, pursuant to the Warrants. The Warrants may be exercised in whole or part in the same manner provided for a conversion under Section 3.2 and Section 4.

8. No Rights or Liabilities as Equity Holder. This Note does not by itself entitle the Holder to any voting rights or other rights as a holder of stock of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a holder of stock of the Company for any purpose.

9. Prepayment. The Company may prepay (in whole or in part) the Outstanding Balance of this Note after giving the Holder 10 Business Days notice of such intent so as to provide the Holder an opportunity to convert this Note into Common Stock.

10. Waivers and Amendments. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any such delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. This Note may not be amended, waived or modified except by a written instrument signed by the Holder and the Company.

11. Assignment. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this document, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this document, except as expressly provided in this document.

12. Governing Law. This Note shall be governed by and construed under the internal laws of the State of Texas without reference to principles of conflict of laws or choice of laws.

13. Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

14. Severability. In the event that any provision of this Note becomes void or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court (or the parties hereto, pursuant to Section 11 hereof, if such court declines to do so) shall replace such illegal, void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the greatest extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Note shall remain enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Promissory Note to be executed in its name as of the date first above written.

COMPANY:

NUMBEER, INC.

GOOD EARTH ENERGY CONSERVATION, INC.

By:
James R. Emmons,
President

AGREED AND ACKNOWLEDGED:

HOLDER:

ZEUS CORP

By:

Name:

Title:

Address:

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